Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.	Exhibit 10.9
Execution Copy 12/14/2010

RIGHTS TRANSFER AGREEMENT

This Rights Transfer Agreement (“Agreement”) is entered into as of December 14, 2010 (the “Effective Date”) by and between Durata Therapeutics, Inc., a Delaware corporation (“Durata”), Vicuron Pharmaceuticals, Inc., a Delaware corporation (“Vicuron”), and RaQualia Pharma Inc., a Japanese Kabushiki Kaisha (“RaQualia”). Durata and RaQualia are referred to herein together as the “Parties” and individually as a “Party”.

WHEREAS, Pfizer Inc., a Delaware corporation (“Pfizer”), and RaQualia entered into a Dalbavancin Marketing Rights Agreement, dated as of June 30, 2008, as amended (the “Marketing Rights Agreement”), pursuant to which Pfizer granted RaQualia certain rights to Commercialize the Product in Japan;

WHEREAS, Durata acquired from Pfizer and now owns all of the outstanding shares of Vicuron;

WHEREAS, as part of the acquisition by Durata of Vicuron, Pfizer and Durata entered into an Assignment Agreement, dated as of December 18, 2009 (the “Assignment Agreement”), pursuant to which Pfizer assigned its rights and obligations under the Marketing Rights Agreement to Durata; and WHEREAS, Durata and RaQualia are willing to terminate the Marketing Rights Agreement in accordance with the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Durata and RaQualia agree as follows:

1. Definitions. For purposes of this Agreement, each of the following terms shall have the meaning set forth below:

1.1 “Accounting Standard” means, with respect to a Person, generally accepted accounting principles as practiced in the United States or applicable international standards followed by such Person.

1.2 “Affiliate” of a Person means any other Person controlled by, controlling or under common control with such first-mentioned Person, where “control” means the direct or indirect ownership of fifty percent (50%) or more of the equity and voting rights in such other Person.

1.3 “Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange or the Tokyo Stock Exchange is closed.

1.4 “Calendar Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30, and December 31 of any year.

1.5 “Claim” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

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1.6 “Commercialization” or “Commercialize” means any and all activities directed to obtaining marketing, pricing and reimbursement approvals, marketing, promoting, detailing, distributing, importing, exporting, offering for sale or selling a product.

1.7 “Confidential Information” means any and all information disclosed by the Disclosing Party to the Receiving Party that is confidential or proprietary or otherwise maintained as a trade secret, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information that the Receiving Party can demonstrate by its written or other tangible business records (a) is or becomes, through no act or failure to act on the part of the Receiving Party, generally known or generally available in the public domain; (b) is in the Receiving Party’s possession, free of any obligation of confidence, at the time it is communicated to the Receiving Party by the Disclosing Party; (c) is rightfully communicated to the Receiving Party by a Third Party, free of any obligation of confidence; or (d) is independently conceived by it without access to or use of such information. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

1.8 “Disclosing Party” means the Party disclosing Confidential Information (by itself or through its Affiliates) to the other Party; provided, however, that Durata shall be considered the Disclosing Party with respect to (a) any information disclosed to RaQualia by Pfizer, and (b) any information with respect to the Product, regardless of the source of the information; in each case, regardless of the exceptions in the definition of “Confidential Information”, except that the exceptions in clauses (a) and (c) shall apply solely if triggered after the Effective Date.

1.9 “EMA” means the European Medicines Agency or any successor agency thereto.

1.10 “Executive Officer” means, with respect to Durata and RaQualia, the chief executive officer of such Party (or his/her executive level designee), respectively.

1.11 “External Delay Factor” means one or more of the following events or circumstances with respect to the Product: (a) the effectiveness of any IND or protocol filed with a Regulatory Authority to conduct a clinical trial necessary or useful to obtain Regulatory Approval of the Product in Japan is delayed; (b) any clinical study of the Product necessary or useful to obtain Regulatory Approval of the Product in Japan is suspended, put on hold, or terminated as a result of any action by any Regulatory Authority, institutional review board (“IRB”) or independent data monitoring committee, or by or on behalf of Durata, its Affiliates or licensees based on IRB or independent data monitoring committee guidance; or (c) manufacturing or supply difficulties.

1.12 “External Termination Factor” means one or more of the following events or circumstances with respect to the Product: (a) failure to achieve the primary end points in a clinical study for the Product; (b) receipt of any materially adverse written communication from any Regulatory Authority regarding the approvability or approval of the Product; (c) decisions by any Regulatory Authority not to approve the NDA for the Product or a material delay in such approval; or (d) material changes in applicable laws or regulations relating to the development, manufacture or commercialization of the Product.

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1.13 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.14 “First Commercial Sale” means the first arms-length sale of the Product in Japan to a Third Party distributer, agent or end user by or on behalf of Durata, its Affiliates or Licensees after Regulatory Approval has been obtained for the Product in Japan.

1.15 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any recognized sovereign entity, (b) a federal, state, province, county, city or other political subdivision thereof, or (c) any supranational body.

1.16 “IND” means an Investigational New Drug Application filed with FDA, or a similar application to conduct clinical studies filed with an applicable Regulatory Authority outside of the United States.

1.17 “NDA” means a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA for marketing authorization of the Product in the United States, or any equivalent application in Japan.

1.18 “Net Sales” means the gross amount invoiced by Durata, its Affiliate or Licensee on sales of the Product in the Territory to a Third Party, less, to the extent included in such gross amount, actual deductions for: (i) trade, quantity and cash discounts and allowances to the extent actually allowed or taken; (ii) freight, other transportation, warehousing, other storage, postage and insurance invoiced to such Third parties; (iii) amounts repaid or credited by reason of rejections or return of goods that are specifically identifiable as relating to the Product; (iv) customs duties and sales, value-added, excise and other taxes related directly to the sale (excluding taxes assessed against the income derived from such sale); (v) allowances, adjustments, reimbursements, discounts, chargebacks and rebates related to the sale of the Product that are granted to Third Parties, including rebates given to governmental entities and managed care organizations; and (vi) distributor commissions and fees payable to Third Party wholesalers for distribution of the Product. To the extent that the sale of the Product occurs along with the sale of other products or services of Durata, its Affiliates or Licensees, all such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products or services of Durata, its Affiliates or Licensees such that the Products do not bear a disproportionate portion of such deductions.

Such amounts shall be determined from the books and records of Durata, its Affiliates or Licensees, maintained in accordance with the applicable Accounting Standards consistently applied by such Person.

Sales of a Product between or among Durata, its Affiliates and Licensees for resale shall not be included in Net Sales, and Net Sales shall be calculated as above only on the first sale thereafter to a Third Party.

In the case of any sale of the Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of consideration received.

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Notwithstanding anything in this Agreement, the following dispositions shall not be included in the calculation of Net Sales: disposition of (1) the Product for use in clinical trials required to seek or maintain Regulatory Approval of such Product in any country or in a Phase IV Clinical Study, and (2) a reasonable amount of Product as samples following receipt of Regulatory Approval in Japan, or as part of a compassionate use, patient assistance, named patient or test marketing program or any similar program, in each case for which Durata, its Affiliates and Licensees receive no revenue.

“Licensee” means a Third Party to whom Durata or Vicuron grants a license under any patents owned by Durata or Vicuron to Commercialize the Product in Japan.

1.19 “Other Agreements” means any letter of intent, memorandum of understanding or other agreement or arrangement of any kind (whether written or oral and whether or not binding), between or among Durata, Vicuron or Pfizer, on the one hand, and RaQualia, on the other hand, which relates to the Product and exists on the Effective Date (other than this Agreement).

1.20 “Payment Period” means the period beginning on the First Commercial Sale (if any) of the Product in Japan and ending on the tenth anniversary thereof or the last expiration of all patents owned by Durata or Vicuron as of the Effective Date which cover the sale of the Product in Japan, whichever is later; where “expiration” means, with respect to an issued patent, that all claims in such patent have expired, been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or have been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.21 “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.22 “Phase IV Clinical Study” means a clinical study initiated after a Product has been granted Regulatory Approval in Japan, and which is aimed at strengthening the clinical evidence for such Product to be used in the Commercialization of such Product.

1.23 “Pricing Approvals” means such approval, agreement, determination or governmental decision establishing prices (i.e., Yakka) for the Product that can be charged to consumers and will be reimbursed by Governmental Authorities in Japan.

1.24 “Product” means any pharmaceutical formulation, dosage or administration form of dalbavancin.

1.25 “Product Item” means the Product, any active pharmaceutical ingredient (including dalbavancin or any salt, prodrug, hydrate, solvate, metabolite, or polymorph form of dalbavancin) or excipients included in the Product, any drug substance for the Product, any drug product form of the Product, or any finished product or any intermediate forms of the Product.

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1.26 “Receiving Party” means the Party, itself or through its Affiliates, receiving Confidential Information from the other Party; provided, however, that RaQualia shall be considered the Receiving Party with respect to (a) any information disclosed to RaQualia by Pfizer, and (b) any information with respect to the Product, regardless of the source of such information; in each case, regardless of the exceptions in the definition of “Confidential Information”, except that the exceptions in clauses (a) and (c) shall apply solely if triggered after the Effective Date.

1.27 “Regulatory Approval” means any approval (including supplements, amendments and Pricing Approvals), registration, license or authorization from any Governmental Authority required for the Commercialization of the Product in the relevant country, and shall include an approval, registration, license or authorization granted in connection with any Regulatory Approval Application.

1.28 “Regulatory Approval Application” means, with respect to a particular indication for a Product, the submission to the relevant Governmental Authority of an application seeking any Regulatory Approval, and shall include a marketing authorization application, supplementary application or variation thereof, NDA or any equivalent application in Japan.

1.29 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over the Product, and (b) the Ministry of Health, Labor and Welfare, otherwise referred to as “Kosei Rodo Sho” or any successor thereto, which govern the scientific review of human pharmaceutical products in Japan.

1.30 “Safety Concern” means any toxicity, serious adverse event, side effect or other safety finding, whether in vitro, in animals or in humans, that leads to a reasonable determination by Durata that the Product exposes or could expose animals or humans to an unacceptable safety risk in relation to therapeutic benefit.

1.31 “Study Data” means all non-clinical, pre-clinical and clinical data and regulatory information for the Product, whether in written or electronic form, with respect to research or development conducted by RaQualia or its designee, including broad data sets and study reports.

1.32 “Terminated Agreements” means the Marketing Rights Agreement and any and all Other Agreements, if any.

1.33 “Territory” means Japan.

1.34 “Third Party” means any Person other than the Parties and their respective Affiliates.

2. Termination. The Terminated Agreements are hereby terminated immediately and in their entirety (including those provisions stated to survive termination) as of the Effective Date, and the Terminated Agreements shall have no further force or effect. All rights and obligations of the Parties, and/or any of their respective Affiliates, as applicable, under the Terminated Agreements shall cease and terminate immediately as of the Effective Date.

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3. Upfront Payment. Durata will pay to RaQualia an aggregate, one-time sum of Three Hundred Fifty Thousand United States Dollars (US$350,000) within [**] days of the Effective Date. RaQualia acknowledges that, except as provided in this Agreement, Durata is not liable to pay any amount to RaQualia (whether by way of compensation, damages, reimbursement or otherwise) by reason of or in connection with the Terminated Agreements.

4. Commercialization Payments.

4.1 Within [**] days after first receipt of the first Regulatory Approval for the Product in Japan (if any), Durata shall make a one-time payment to RaQualia of Two Million United States Dollars (US$2,000,000).

4.2 During the Payment Period, Durata shall pay RaQualia [**] percent ([**]%) of Net Sales for the Product in Japan during such period (the “Earned Income Payment”). Durata shall pay such amounts within [**] days after the end of each Calendar Quarter with respect to applicable Net Sales in such Calendar Quarter. Each such payment will be accompanied by a royalty report, setting forth, in reasonable detail, the Net Sales and Durata’s calculation of the Earned Income Payment paid. Durata will provide an estimate of Earned Income Payments for each Calendar Quarter during the Payment Period, based on information available to it, within [**] Business Days after the end of such Calendar Quarter.

5. Payment Provisions.

5.1 All amounts payable by Durata hereunder shall be paid by electronic funds transfer to an account specified by RaQualia. Durata will pay the Earned Income Payment in Japanese Yen.

5.2 If any payments owed to RaQualia are paid after the date due, RaQualia shall be entitled to receive interest the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at the rate of [**] percent ([**]%) per month (unless such rate is higher than the highest rate permitted by applicable law, in which case such rate will be changed to the highest rate permitted by applicable law), calculated on the number of days such payments are paid after the date such payments are due.

5.3 Durata shall keep and maintain records of its and its Affiliates’ Net Sales of the Product and the records it obtains from its Licensees with respect to their Net Sales of the Product. Such records shall be open to inspection upon [**] days prior notice and no more than [**] each calendar year, at a time mutually convenient during normal business hours, by an independent public accountant, appointed by RaQualia for this purpose and reasonably acceptable to Durata, to have access, at RaQualia’s costs, to such books of account of Durata to verify whether the amounts of the Earned Income Payment(s) are calculated or recorded properly in accordance with the Accounting Standards and this Agreement. Such independent public accountant shall enter into a confidentiality agreement with Durata, pursuant to which it shall maintain such records as Durata’s confidential information and shall disclose to RaQualia only

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the amounts (if any) by which the Earned Income Payments have been overpaid or underpaid. If such independent public accountant reasonably determines that such Earned Income Payment(s), after adjustments in accordance with the Net Sales definition and Accounting Standard, have been understated by Durata, for any period, Durata shall pay the amount due for all Earned Income Payments not properly reported. If it is determined that Durata has understated such Earned Income Payments by an amount equal to or greater than [**] percent ([**]%) in any audited period, Durata shall pay all reasonable fees and costs incurred by such independent public accountant in the course of making such determination. The records required by this paragraph 5.3 shall be maintained and available for inspection for a period of [**] years following the Calendar Quarter to which they pertain. Any such records may be inspected no more than [**].

5.4 Withholding Taxes. If any applicable laws or regulations require withholding of taxes on behalf of RaQualia from any payment owed by Durata hereunder, such taxes will be deducted from such payment by Durata and will be remitted by Durata on behalf of RaQualia to the appropriate tax authority. Durata will furnish RaQualia with proof of payment of such taxes as soon as practicable after such payment is made.

6. Reversion Right.

6.1 Durata shall use reasonable efforts to file, or to have its Affiliate, licensee or designee file, a Regulatory Approval Application for the Product in Japan within [**] months after the later of (a) the filing by Durata, its Affiliate, licensee or designee of a Regulatory Approval Application for the Product with the FDA and (b) the filing by Durata, its Affiliate, licensee or designee of a Regulatory Approval Application for the Product with the EMA (the “Reversion Term”); provided, however, that (1) the obligations under this Sections 6.1 and Sections 4, 6.2, 6.3 and 6.4 shall terminate and Durata shall have no obligation to file or have filed a Regulatory Approval Application for the Product in Japan if, at any time, an External Termination Factor or Safety Concern arises, and (2) if, at any time, an External Delay Factor arises, the period set forth in this Section 6.1 shall be automatically extended by the number of days between the date on which such External Delay Factor arises and the date on which such External Delay Factor has been completely eliminated or resolved. For the avoidance of doubt, the Parties agree and acknowledge that Durata shall be under no obligation to seek or obtain Regulatory Approval for the Product in Japan.

6.2 If Durata fails to fulfill its obligation pursuant to Section 6.1, then, as RaQualia’s sole remedy and Durata’s exclusive liability, RaQualia may regain the rights to the Product in Japan on substantially the same terms as in the Marketing Rights Agreement and the Parties shall negotiate in good faith the terms of such an agreement (including any necessary amendments to this Agreement), and, upon RaQualia’s written request to regain such rights, Durata’s obligations under Sections 4, 6.1, 6.3 and 6.4 shall automatically terminate.

6.3 If, at any time, Durata notifies RaQualia in writing that Durata desires to terminate its obligations and RaQualia’s rights under Sections 4, 6.1, 6.2 and 6.4, then, as RaQualia’s sole remedy and Durata’s exclusive liability, RaQualia may regain the rights to the Product in Japan on substantially the same terms as in the Marketing Rights Agreement and the Parties shall negotiate in good faith the terms of such agreement (including any necessary

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amendments to this Agreement), and, upon RaQualia’s receipt of Durata’s notice of such termination, RaQualia’s rights and Durata’s obligations pursuant to Sections 4, 6.1, 6.2 and 6.4 shall automatically terminate.

6.4 Once each calendar year, starting in 2011 and prior to the filing by Durata, its Affiliate, licensee or designee of a Regulatory Approval Application for the Product in Japan, RaQualia shall have the right to require Durata to provide an annual report on the status of development of the Product for Commercialization in Japan, including an estimated development schedule.

7. Representations and Warranties.

7.1 Representations and Warranties of Durata and Vicuron. Durata and Vicuron represent and warrant to RaQualia that:

(a) as of the Effective Date, Durata is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

(b) Durata has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c) Durata’s execution, delivery and performance of this Agreement does not and will not conflict with, violate or result in any breach of any relevant law or any provision of any agreement, contract, understanding, arrangement, commitment or undertaking of any nature (whether written or oral) to which Durata is a party;

(d) no proceedings have been filed in any court, industrial commission or industrial or other tribunal by Durata or its Affiliates against RaQualia prior to the Effective Date;

(e) Durata assumed, and is responsible for, all of Pfizer’s obligations under the Marketing Rights Agreement pursuant to the Assignment Agreement;

(f) Durata owns all of the outstanding shares of Vicuron; and

(g) Vicuron was the surviving entity in a merger between Vicuron and Versicor Inc., effective as of March 26, 2003, which followed a merger of Biosearch Italia S.p.A and Versicor Inc., effective as of February 28, 2003, from which Versicor Inc. was the surviving entity;

(h) as part of the acquisition by Durata of Vicuron, Pfizer and Durata entered into the Assignment Agreement, pursuant to which Pfizer assigned its rights and obligations under the Marketing Rights Agreement to Durata; and

(i) Durata and Vicuron have no information, as of the Effective Date, that would allow Durata or Vicuron to object to Pfizer having had the power to enter into the Marketing Rights Agreement on June 30, 2008 with respect to any patents owned by Vicuron as of such date with respect to the Product.

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7.2 Representations and Warranties of RaQualia. RaQualia represents and warrants to each of Durata and Vicuron that:

(a) as of the Effective Date, RaQualia is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

(b) RaQualia has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c) RaQualia’s execution, delivery and performance of this Agreement does not and will not conflict with, violate or result in any breach of any relevant law or any provision of any agreement, contract, understanding, arrangement, commitment or undertaking of any nature (whether written or oral) to which RaQualia is a party;

(d) no proceedings have been filed in any court, industrial commission or industrial or other tribunal by RaQualia or its Affiliates against Durata or Vicuron prior to the Effective Date;

(e) other than this Agreement, the November 3, 2009 letter from Pfizer to RaQualia, and the assignment of the Marketing Rights Agreement from Pfizer to Durata, there are no other amendments to the Dalbavancin Marketing Rights Agreement, dated as of June 30, 2008, by and between Pfizer, Durata or Vicuron, on the one hand, and RaQualia or its Affiliates, on the other hand;

(f) as of the Effective Date, immediately prior to the execution of this Agreement, RaQualia and its Affiliates do not own any assets related to any Product Item, nor have any other right, title or interest related to any Product Item, other than those contained in the Marketing Rights Agreement;

(g) as of the Effective Date, immediately prior to the execution of this Agreement, neither RaQualia nor its Affiliates is a party to any agreement relating to any Product Item, including any pharmacovigilance or quality agreement, other than the Marketing Rights Agreement;

(h) neither RaQualia nor its Affiliates has (i) assigned, sold, or otherwise transferred any legal rights relating to the Marketing Rights Agreement or any Product Item to any Affiliate or Third Party, (ii) granted any Third Party any rights to Commercialize the Product in Japan, or (iii) granted any Third Party rights to, or requested any Third Party to, conduct any activities with respect to the Product, including any non-clinical, clinical, regulatory, marketing, distribution or other activities;

(i) neither RaQualia nor its Affiliates has undertaken or will undertake any activities to research, develop (including any non-clinical, pre-clinical or clinical development, whether in vitro or in vivo), manufacture or Commercialize any Product Item, other than entering into the Marketing Rights Agreement and this Agreement;

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(j) neither RaQualia nor its Affiliates, nor, to RaQualia’s knowledge, any Third Party, has registered, applied for registration or filed with any Governmental Authority the Manufacturing Rights Agreement or any other right or license with respect to any Product Item, including any trademark with respect to the Product;

(k) as of the Effective Date, neither RaQualia nor its Affiliates, nor, to RaQualia’s knowledge, any Third Party, has published any Confidential Information of Pfizer, Durata or Vicuron, whether or not such publication was approved in accordance with the Marketing Rights Agreement, or has otherwise disclosed any Confidential Information of Pfizer, Durata or Vicuron;

(l) neither RaQualia nor its Affiliates, nor, to RaQualia’s knowledge, any Third Party, has provided nor will provide any information to Pfizer pursuant to Section 3.5, Section 4.3, Section 4.4, Section 4.5, Section 4.6(b), Article 5 or Section 10.3 of the Marketing Rights Agreement; and

(m) neither RaQualia nor its Affiliates, nor, to RaQualia’s knowledge, any Third Party, own or have in their possession any inventory of any Product Item, any Study Data or any other assets relating to the Product, including any know-how (including information and data), contracts, materials, patent rights or trademarks.

7.3 Disclaimer. THE WARRANTIES IN SECTION 7.1 AND SECTION 7.2 ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL.

8. Non-Disclosure.

8.1 Each Party shall keep the existence and terms and conditions of this Agreement confidential and shall not now or hereafter disclose any part hereof to any Person except (a) with the prior written consent of the other Party; (b) as otherwise may be required by law, regulation or legal process (including the law of any stock market or NASDAQ); (c) to its Affiliates, and its and its Affiliates’ employees and agents, who have a need to know such information for purposes of exercising such Party’s rights or fulfilling such Party’s obligations under this Agreement and who are bound by confidentiality obligations no less protective of the other Party than the provisions of this Section 8.1; (d) to legal counsel, accountants or other financial advisors representing such Party or its Affiliates and who are bound by conditions of confidentiality no less protective of the other Party than the provisions of this Section 8.1; or (e) to its actual or bona fide potential directors, financing sources, acquirers, stockholders, licensors or licensees who are bound by confidentiality obligations no less protective of the other Party than the provisions of this Section 8.1. Notwithstanding the above, no disclosure of this Agreement shall be made pursuant to clause (b) above without the Party subject to such disclosure obligation (i) first giving the other Party reasonable prior notice of such intended disclosure (to the extent permitted by law) so as to allow such other Party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as such other Party shall deem appropriate, (ii) taking all reasonable and lawful actions to obtain confidential treatment for such disclosure (including redacting financial terms wherever possible) and limiting the disclosure to the required purpose, and (iii) at the other Party’s request and expense, assisting in an attempt to object to or limit the required disclosure.

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8.2 Each Receiving Party shall (A) not use the Confidential Information of the Disclosing Party for any purpose other than to exercise the Receiving Party’s rights or fulfilling the Receiving Party’s obligations under this Agreement, and (B) keep the Confidential Information of the Disclosing Party confidential and not now or hereafter disclose any Confidential Information of the Disclosing Party to any Third Party except (a) with the prior written consent of the Disclosing Party; (b) as otherwise may be required by law, regulation or legal process (including the law of any stock market or NASDAQ); (c) to its Affiliates, and its and its Affiliates’ employees and agents, who have a need to know such information for purposes of exercising such Party’s rights or fulfilling such Party’s obligations under this Agreement and who are bound by confidentiality and non-use obligations no less protective of the other Party than the provisions of this Section 8.2; (d) to legal counsel, accountants or other financial advisors representing such Party or its Affiliates who are bound by confidentiality and non-use obligations no less protective of the other Party than the provisions of this Section 8.2; or (e) to its actual or bona fide potential directors, financing sources, acquirers, stockholders, licensors or licensees who are bound by confidentiality and non-use obligations no less protective of the other Party than the provisions of this Section 8.2. Notwithstanding the above, no disclosure of Confidential Information of the other Party shall be made pursuant to clause (B)(b) above without the Party subject to such disclosure obligation (i) first giving the other Party reasonable prior notice of such intended disclosure (to the extent permitted by law) so as to allow such other Party sufficient time to seek a protective order or otherwise assure the confidentiality of such other Party’s Confidential Information as such other Party shall deem appropriate, (ii) taking all reasonable and lawful actions to obtain confidential treatment for such disclosure and limiting the disclosure to the required purpose, and (iii) at the other Party’s request and expense, assisting in an attempt to object to or limit the required disclosure.

9. Indemnification.

9.1 Indemnification by RaQualia. RaQualia shall defend, indemnify and hold harmless Durata, Vicuron and their respective Affiliates, and their respective directors, officers, employees and agents, from and against any and all Claims, liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals whose assistance is reasonably required) to the extent arising out of or resulting from:

(a) any breach of any representation or warranty of RaQualia contained in this Agreement;

(b) any failure to perform any covenant or agreement of RaQualia contained in this Agreement;

9.2 Indemnification by Durata and Vicuron. Durata and Vicuron shall jointly and separately defend, indemnify and hold harmless RaQualia and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all Claims, liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals whose assistance is reasonably required) to the extent arising out of or resulting from:

(a) any breach of any representation or warranty of Durata and/or Vicuron contained in this Agreement;

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(b) any failure to perform any covenant or agreement of Durata and/or Vicuron contained in this Agreement; and

(c) any liability relating to the Commercialization of the Product in Japan solely arising after the Effective Date to the extent that such liability does not arise from any circumstance for which RaQualia is required to indemnify Durata or Vicuron pursuant to Section 9.1.

9.3 Indemnification Procedure. In the event that any Person is seeking indemnification under this Section 9, such Person (the “Indemnified Person”) shall (a) inform the Party required to provide indemnification hereunder (the “Indemnifying Party”) of the claim as soon as reasonably practicable after it receives notice of the claim, (b) permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle such claim at its discretion, provided that no such settlement may be entered into without the Indemnified Person’s consent if such settlement may adversely impact the Indemnified Person’s rights hereunder or otherwise assign liability to the Indemnified Person), and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claim. If both Parties are sued and it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both the Indemnifying Party and the Indemnified Persons, separate independent counsel shall be retained for each, with the costs thereof borne by the Indemnifying Party (provided, that the Indemnifying Party need not bear the costs of more than one law firm for all Indemnified Persons collectively).

10. Notices and Language.

10.1 Notices. Any notice, request or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, two (2) Business Days after being sent by reputable international overnight courier, or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the applicable Party at the respective addresses set forth below:

To Durata:

Durata Therapeutics, Inc.

89 Headquarters Plaza North, Suite 306

Morristown, NJ 07960 USA

Attention: Paul Edick, CEO

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To Vicuron:

Vicuron Pharmaceuticals, Inc

c/o Durata Therapeutics, Inc.

89 Headquarters Plaza North, Suite 306

Morristown, NJ 07960 USA

Attention: Paul Edick, President

To RaQualia:

RaQualia Pharma Inc.

5-2 Taketoyo, Aichi 470-2341, Japan

Attention: Atsushi Nagahisa, President & CEO

RaQualia shall send any notice to both Durata and Vicuron.

Either Party may change its address or the names or titles of the designated individual from that indicated by sending written notice not less than ten (10) days in advance of such change to the other in the manner set forth above.

10.2 Language of Notices. Any communications under this Agreement shall be in English.

11. Miscellaneous.

11.1 No Waiver. Any delay or omission by either Party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any right hereunder. All of the rights of either Party under this Agreement shall be cumulative and may be exercised separately or concurrently.

11.2 Applicable Law. This Agreement shall be governed by, performed under and construed in accordance with the substantive law of the State of New York without giving effect to the conflict of laws principles thereof.

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11.3 Dispute Resolution.

(a) Initiation. Both Parties shall endeavor to settle amicably and promptly any disputes, controversies and differences which may arise between the Parties out of or in relation to this Agreement or any breach thereof. In case such an amicable settlement is not attained within [**] Business Days after written notice of such dispute from any Party, either Party may invoke the dispute resolution procedure set forth in Section 11.3(b) and (c) by giving written notice to the other Party.

(b) Escalation. The Executive Officers shall, within [**] days after receipt of such notice, discuss, and attempt to resolve, the dispute. Neither Party may commence arbitration of any matter hereunder until the expiration of such [**] day period.

(c) Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, or breach, termination or invalidity thereof, that is not resolved by the procedure set forth in Section 11.3(b) shall be settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce (“ICC”). The arbitral tribunal shall be composed of three arbitrators, one to be appointed by Durata and one to be appointed by RaQualia and the chairman to be appointed by the two arbitrators. If the two aforementioned Parties have not appointed their arbitrators within [**] weeks from the date on which arbitration was requested by either Party in writing, or the two arbitrators have not agreed on the chairman within [**] weeks after their appointment, the ICC shall appoint the arbitrator or the chairman, as the case may be. In the event arbitration is requested by RaQualia, the place of arbitration shall be New York; in the event arbitration is requested by Durata, the place of arbitration shall be Tokyo, Japan. The language to be used in the arbitral proceedings shall be English. The arbitrators shall be required to provide in writing to the Parties the basis for the award or order of such arbitrators.

(d) Excepted Disputes. The obligations under Sections 11.3(a), (b) and (c) shall not be binding upon any Party with respect to requests for preliminary injunctions, temporary restraining orders or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or to prevent irreparable injury pending resolution by arbitration of the actual dispute.

11.4 Assignment. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other Party, except that (a) any Party may assign any right or obligation hereunder to its Affiliate; provided, that the assigning Party shall remain primarily liable for the obligations hereunder assigned to such Affiliate and send a written notice to the other Party(ies) within [**] days after the assignment; and (b) any Party may assign this Agreement in its entirety to an acquirer of all or substantially all of its capital stock or its assets relating to this Agreement; provided, that the assigning Party shall send a written notice to the other Part(ies) within [**] days after the assignment. Any purported or attempted assignment, delegation or other transfer of any rights or obligations under this Agreement in contravention of the foregoing sentence shall be null and void. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their successors, and, subject to this Section 11.4, permitted assigns.

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11.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

11.6 Interpretation. Section titles and headings contained in this Agreement are intended for convenience only and are not intended to effect the interpretation or construction of any term or provision hereof. All references in this Agreement to a Section shall refer to a Section in this Agreement, unless otherwise stated. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures, but the Parties shall promptly exchange original signature pages to this Agreement.

11.8 Further Assurances. Each Party shall (and shall ensure that its Affiliates shall) (a) furnish upon request to the other Party such further information, (b) execute and deliver to the other Party such other documents, and (c) do such other acts and things, in each case as such other Party may reasonably request for the purpose of carrying out the purposes, terms and conditions of this Agreement.

11.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements, understandings, negotiations, discussions and commitments, written or oral, as to such subject matter. Neither Party has relied upon any representation made by or on behalf of the other Party, other than as set out in this Agreement, in entering into this Agreement. This Agreement is the result of negotiation between the Parties, each of which has been represented by counsel, and no provision shall be construed against for or against a Party due to the fact that a Party drafted any portion of this Agreement. This Agreement may be changed only in a writing stating that it is an amendment or modification to this Agreement and signed by authorized representatives of each of the Parties.

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Execution Copy 12/14/2010

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

RaQualia Pharma Inc.			Durata Therapeutics, Inc.

By:	/s/ Atushi Nagahisa		By:	/s/ Paul Edick
	Name:	Atsushi Nagahisa		Name:	Paul Edick
	Title:	President & CEO		Title:	Chief Executive Officer

Vicuron Pharmaceuticals, Inc.

By:	/s/ Paul Edick
	Name:	Paul Edick
	Title:	President

SIGNATURE PAGE TO RIGHTS TRANSFER AGREEMENT

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